Exhibit 15.4

CONSENT

We hereby consent to the reference to our valuation of the Radisson Blu Hotel in Bucharest, Romania, as of December 31, 2016, 2015, and 2014, appearing in this Annual Report on Form 20-F of Elbit Imaging Ltd., and to the incorporation by reference of this Annual Report in the Registration Statement on Form F-1 (Registration No. 333-194519) and in the Registration Statement on Form F-3 (Registration No. 333-172122) and in the Registration Statement on Form S-8 (Registration No. 333-117509, No. 333-130852, No. 333-136684 and No. 333-152820) of Elbit Imaging Ltd.

This consent is not to be construed as an admission that we are an expert or that we are a person whose consent is required to be filed under the provisions of the Securities Act of 1933, as amended.

/s/ Colliers Valuation and Advisory SRL
Colliers Valuation and Advisory SRL

Bucharest, Romania
November 9, 2017